Supertex, Inc.	News Release
FOR IMMEDIATE RELEASE	Corporate Headquarters:
Dr. Henry C. Pao
President & CEO
408/222-8888

Supertex Reports Second Fiscal Quarter Results

Sunnyvale, CA (October 25, 2011) - Supertex, Inc. (NASDAQ GS: SUPX) today reported financial results for the second fiscal quarter ended October 1, 2011. Net sales for the second fiscal quarter were $16,960,000, a 6% decrease compared to the prior quarter of $18,058,000 and a 24% decrease compared to $22,359,000 in the same quarter last year. On a GAAP basis, net income in the second fiscal quarter was $1,711,000, or $0.14 per diluted share, as compared with $1,669,000 or $0.13 per diluted share in the prior fiscal quarter, and $3,822,000 or $0.29 per diluted share in the same quarter of the prior fiscal year.

For the six months ended October 1, 2011, net sales were $35,018,000 compared to $45,514,000 for the same period of the prior fiscal year, and on a GAAP basis, net income was $3,380,000, or $0.27 per diluted share, as compared with $7,930,000, or $0.61 per diluted share, in the same period of the prior fiscal year.

Non-GAAP earnings per diluted share for the second quarter of fiscal 2012 were $0.20, excluding pre-tax employee stock-based compensation of $829,000, compared with $0.18 in the prior quarter, excluding pre-tax employee stock-based compensation of $593,000, and $0.35 in the same quarter of the prior fiscal year, excluding pretax employee stock-based compensation of $818,000. For the six months ended October 1, 2011, non-GAAP net income per diluted share was $0.38, excluding pre-tax employee stock-based compensation of $1,422,000, as compared to $0.72 for the same period of the prior fiscal year, excluding pre-tax employee stock-based compensation of $1,577,000.

“Sales in our second fiscal quarter were sequentially lower by $1.1 million primarily due to a decline in demand for our custom processing services as our customers tried to reduce channel inventory,” stated Dr. Henry C. Pao, President and CEO. “In addition, sales of our automatic testing driver for industrial use decreased and sales of our LED backlighting drivers for LCD TVs continued to slip in the soft TV market. However, our growth markets, including medical ultrasound products, telecom optical MEMS drivers, and LED general lighting products, continue to show strength. Also, we had expected to ramp up shipments of LED backlighting drivers for a high-end monitor customer, but the bulk of the anticipated orders were pushed out into the third and fourth fiscal quarters. We expect our custom processing service sales will be sequentially flat in the third quarter. Overall, we are projecting our third fiscal quarter sales to be down 5% primarily because of normal seasonality in our medical ultrasound market and general softness in the global economic environment."

Dr. Pao continued, “During our second fiscal quarter we launched five new products: three for the medical ultrasound and two for LED lighting markets, bringing our total new products to seventeen through the first half of this fiscal year, and in the third quarter of fiscal 2012 we plan to launch ten new products."

Dr. Pao commented further, “Gross margin in our second fiscal quarter of 50.3% was slightly higher than the prior quarter due to cost controls and a reduced provision for excess and obsolete inventory, notwithstanding total net inventory decreasing by $517,000. Operating expenses were lower sequentially by $1.1 million, mostly due to a reduction in the fair value of our non-qualified deferred compensation plan assets, which due to a corresponding offset in other expense has no impact on our net income, and lower wafer processing costs for research and engineering runs as several products moved into production status. Our tax rate reduced from 30% in the prior quarter to 15%. During the quarter, cash generated from operating activities was $650,000, and we purchased 563,000 shares of our stock for $10.6 million. Since we announced the stock repurchase program at the end of this past January, we have bought back approximately 1,103,000 shares for a total of $22.1 million.”

Forward-Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates" and "estimates." Examples of forward-looking statements include our anticipation that in the third fiscal quarter sales will be sequentially down 5% due to normal seasonality in our medical ultrasound market and general softness in the overall economic environment; that we expect our custom processing services sales will be sequentially flat in the third quarter; and that we plan to launch ten new products.

These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether the designed performance of our devices satisfies our customers' requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion,  whether we are successful in the engineering of new products, whether we encounter production issues in device manufacturing or moving new products from engineering into production,  and whether our fab equipment continues to operate at expected capacities without need of replacement, as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on October 25, 2011, following the earnings release.  President and CEO, Dr. Henry C. Pao, and CFO, Phil Kagel, will present an overview of the second fiscal quarter financial results, discuss current business conditions, and then respond to questions.

The call is available live for any interested party by dialing 800-862-9098 (domestic) or 785-424-1051 (toll, international) before the scheduled start time and using “Supertex” as conference ID. A recorded replay will be available for 30 days immediately following the conference call until 11:59 p.m. EDT, November 25, 2011 at 800-723-0532 (domestic) and 402-220-2655 (toll, international).

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage products for use in the medical ultrasound imaging, LCD TV backlighting, LED general lighting, telecommunications, printer, flat panel display, industrial and consumer product industries. Supertex product, corporate and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income and diluted non-GAAP net income per share.  We present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results.  Because these non-GAAP measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses each of the above non-GAAP financial measures internally to understand, manage and evaluate our business.  Our management believes it is useful for us and for investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense, and the non-GAAP measures, which exclude this information, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods.  Each of these non-GAAP measures is intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends.  Our management believes each of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Our GAAP cost of sales and operating expenses include employee stock-based compensation. Our non-GAAP financial measures reflect adjustments to exclude this employee stock-based compensation.  We believe cost of sales excluding share-based compensation, R&D expense excluding share-based compensation, and SG&A expense excluding share-based compensation are useful information for investors because comparative differences in the corresponding GAAP measures for different periods may reflect factors such as a different stock price when equity awards were made and different equity award practices rather than changes in the operation of the business.  Stock options are the form of equity compensation we presently utilize and they are a key incentive we offer our employees. We believe they have contributed to the sales earned during the period and will contribute to our future sales generation.  Employee stock-based compensation expenses will recur in future periods.

SUPERTEX, INC.
CONSOLIDATED BALANCE SHEET INFORMATION
(unaudited)

	October 1, 2011	April 2, 2011
	(in thousands)
ASSETS
Cash and cash equivalents	$5,778	$23,962
Short term investments	120,127	109,760
Trade accounts receivable, net	9,424	8,100
Inventories	19,052	20,600
Deferred income taxes	7,291	7,228
Prepaid income taxes	6,403	6,461
Prepaid expenses and other current assets	4,385	2,975
Total current assets	172,460	179,086
Long term investments	28,200	30,200
Property, plant and equipment, net	5,290	5,708
Other assets	583	622
Deferred income taxes	4,840	4,980
TOTAL ASSETS	$211,373	$220,596

LIABILITIES
Trade accounts payable	$4,118	$3,283
Accrued salaries and employee benefits	12,550	12,430
Other accrued liabilities	831	772
Deferred revenue	3,090	3,664
Income taxes payable	2	2,264
Total current liabilities	20,591	22,413
Income taxes payable, noncurrent	5,156	4,974
Other accrued liabilities, noncurrent	293	290
Total liabilities	26,040	27,677

SHAREHOLDERS' EQUITY
Common stock	67,362	68,499
Accumulated other comprehensive loss	(1,545)	(1,683)
Retained earnings	119,516	126,103
Total shareholders' equity	185,333	192,919
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$211,373	$220,596

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three Months Ended		Six Months Ended
	(in thousands, except per share amounts)
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Net sales	$16,960	$22,359	$35,018	$45,514
Cost of sales(1)	8,432	9,819	17,424	19,780
Gross profit	8,528	12,540	17,594	25,734
Research and development(1)	3,220	3,620	7,034	7,131
Selling, general and administrative(1)	2,706	3,861	5,957	7,172
Income from operations	2,602	5,059	4,603	11,431
Interest and other (expense) income, net	(585)	723	(217)	634
Income before income taxes	2,017	5,782	4,386	12,065
Provision for income taxes	306	1,960	1,006	4,135
Net income	$1,711	$3,822	$3,380	$7,930
Net income per share:
Basic	$0.14	$0.29	$0.27	$0.61
Diluted	$0.14	$0.29	$0.27	$0.61
Shares used in per share computation:
Basic	12,498	12,991	12,627	12,974
Diluted	12,510	13,048	12,644	13,044

(1) Includes amortization of employee stock-based compensation as follows:
Cost of sales	$154	$179	$273	$329
Research and development	$330	$323	$576	$676
Selling, general and administrative	$345	$316	$573	$572

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited)

	Three Months Ended		Six Months Ended
	(in thousands, except per share amounts)
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
GAAP net income	$1,711	$3,822	$3,380	$7,930
Adjustment for stock-based compensation included in:
Cost of sales	154	179	273	329
Research and development	330	323	576	676
Selling, general and administrative	345	316	573	572
Subtotal	829	818	1,422	1,577
Tax effect of stock-based compensation	(29)	(36)	(48)	(59)
Non-GAAP net income excluding employee stock-based compensation	$2,511	$4,604	$4,754	$9,448

Non-GAAP net income per share:
Basic	$0.20	$0.35	$0.38	$0.73
Diluted	$0.20	$0.35	$0.38	$0.72
Shares used in per share computation:
Basic	12,498	12,991	12,627	12,974
Diluted	12,510	13,048	12,644	13,044

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP INCOME PER SHARE
(unaudited)

	Three Months Ended		Six Months Ended
	(in thousands, except per share amounts)
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Shares used in per share computation:
Diluted	12,510	13,048	12,644	13,044

DILUTED:
GAAP net income per share	$0.14	$0.29	$0.27	$0.61
Adjustments to reconcile net income to non-GAAP net income per share:
Employee stock-based compensation effects included in:
Cost of sales	0.01	0.01	0.02	0.02
Research and development	0.02	0.03	0.05	0.05
Selling, general and administrative	0.03	0.02	0.04	0.04
Provision for income taxes	(0.00)	(0.00)	(0.00)	(0.00)
Non-GAAP net income per share excluding employee stock-based compensation	$0.20	$0.35	$0.38	$0.72